EXHIBIT 99.12

The unaudited pro forma condensed consolidated financial information combines the historical statements of operations of iPCS and Horizon PCS, with iPCS as the acquiring entity and gives effect to the merger as if it had been completed as of the beginning of the periods presented for the statements of operations.

We derived this information from the audited statement of operations of iPCS for the year ended September 30, 2005 and the audited statement of operations for the period ended December 31, 2004 and the unaudited statement of operations for the six months ended June 30, 2005 of Horizon PCS.

The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information does not include the realization of any cost savings from operating efficiencies, synergies, or other restructurings resulting from the transaction.

iPCS Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2005
(Dollars in thousands except share and per share data)

	Historical iPCS (1)	Historical Horizon PCS (1)	Pro Forma Adjustments		Pro Forma Total
Revenues:
Service revenue	$189,177	$85,095	$(2,396	)(a)	$271,876
Roaming revenue	82,959	47,369	(823	)(b)	129,505
Equipment and other	7,911	3,841	—		11,752
Total revenues	280,047	136,305	(3,219)		413,133

Operating Expenses:

Cost of service and roaming (exclusive of depreciation as shown separately below)	(153,224)	(72,430)	2,396	(a)	(234,177)
			823	(b)
			(11,742	)(c)
Cost of equipment	(27,260)	(6,415)	—		(33,675)
Selling and marketing	(44,893)	(18,088)	—		(62,981)
General and administrative	(11,354)	(25,351)	11,742	(c)	(24,963)
Stock-based compensation expense	(1,200)	(5,909)	—		(7,109)
Depreciation	(53,700)	(50,146)	27,471	(d)	(76,375)
Amortization of intangible assets	(18,126)	(26,755)	7,052	(e)	(37,829)
Gain (loss) on disposal of property and equipment	(141)	720	—		579
Total operating expenses	(309,898)	(204,374)	37,742		(476,530)

Operating income (loss)	(29,851)	(68,069)	34,523		(63,397)
Interest income	1,782	893	—		2,675
Interest expense	(22,926)	(10,691)	1,761	(f)	(31,856)
Other income (expense), net	57	—	—		57
Income (loss) before benefit from income taxes	(50,938)	(77,867)	36,284		(92,521)
Benefit from income taxes	—	—	—		—
Net loss	$(50,938)	$(77,867)	$36,284		$(92,521)

Basic and diluted loss per share					$(5.68)

iPCS proforma weighted average common shares outstanding					16,281,218 (g)

(1)            Historical iPCS financials for the fiscal year ended September 30, 2005 include the results of Horizon PCS for the three months ended September 30, 2005.  Horizon PCS historical financials include the three months ended December 31, 2004 and the six months ended June 30, 2005.

(a)             Reflects the reclassification of early cancellation fee revenue and late fee revenue deemed uncollectible to be recorded against bad debt expense to be consistent with iPCS.

(b)            Reflects the elimination of travel revenue and travel expense of subscribers between the iPCS and Horizon PCS markets.

(c)             Reflects adjustments to reclassify bad debt expense ($3,705), property taxes ($971) and Sprint affiliation agreement fee expense ($7,066) included  in Horizon PCS’ general and administrative expense to cost of service and roaming to be consistent with iPCS classification of these expenses.

(d)            Reflects the adjustment to depreciation expense using the estimated fair value of $70.4 million for Horizon PCS’s property and equipment with a remaining  useful life of 2.3 years.

(e)             Reflects the adjustment to amortization expense for the following identifiable intangible assets: $53.0 million for the value assigned to the Horizon PCS customer base, $67.0 million for the value assigned for the right to provide service under Horizon PCS’s Sprint agreement, and $1.5 million for the value assigned to one FCC license owned by Horizon PCS.  For purposes of determining the adjustment to amortization expense, the life used for the customer base was 30 months and the life for the Sprint affiliation agreements was 159 months.  The FCC license was determined to have an indefinite life, and therefore, is not being amortized.

(f)               Reflects the adjustment to interest expense for the adjustment to record Horizon PCS’ long-term debt of $125.0 million to fair value of $139.7 million. The premium to book value will be amortized to interest expense over the remaining life of the notes of approximately seven years.

(g)            The pro forma basic and diluted loss per share is the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive.